GROUP AND INDIVIDUAL FLEXIBLE PREMIUM
ANNUITY CONTRACTS
Issued by
KEYPORT LIFE INSURANCE COMPANY
SUPPLEMENT DATED MAY 3, 2001
TO THE
PROSPECTUS DATED MAY 1, 2001

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On November 1, 2000, Liberty Financial Companies, Inc. ("LFC"), a Massachusetts corporation ("LFC"), the corporate parent of Keyport Life Insurance Company ("Keyport") announced that it has retained the investment banking firm of Credit Suisse First Boston Corporation to review its strategic alternatives, including a possible sale of LFC. On May 2, 2001, LFC signed a definitive agreement to sell its annuity and bank marketing businesses, which include Keyport, to Sun Life Financial Services of Canada Inc. ("Sun Life"). The transaction is subject to customary conditions to closing, including receipt of approvals by various state insurance regulators in the United States, certain other regulatory authorities in the United States and Canada and LFC's shareholders. The transaction is expected to close in the second half of 2001.

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Client Service Hotline
800-367-3653 (press 3)

Distributed by:
Keyport Financial Services Corp.
125 High Street
Boston, Massachusetts 02110

DIA.SUP	05/01